Exhibit 4.12

WARRANT AGREEMENT

WARRANT AGREEMENT dated as of April 14, 2004 (this “Warrant Agreement”), between IMCOR Pharmaceutical Co. , a Nevada corporation (the “Company”), and [Purchaser] (together with its successors and assigns, the “Holder”).

WHEREAS, the Company and the Holder have entered into that certain Securities Purchase Agreement dated as of April 14, 2004 (the “Purchase Agreement”) pursuant to which the Company agreed to sell and the Holder agreed to purchase warrants, as hereinafter described (the “Warrants”), to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, the Common Stock issuable upon the exercise of the Warrants is hereinafter referred to as the “Warrant Shares”; and

WHEREAS, each Warrant entitles the Holder to purchase one Warrant Share at the exercise price set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and as set forth in the Purchase Agreement, the parties hereto agree as follows:

SECTION 1.           Warrant Certificate.  The certificate evidencing the Warrants (the “Warrant Certificate”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Annex A attached hereto.

SECTION 2.           Execution of Warrant Certificates.  Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or a Vice President and by its Secretary or an Assistant Secretary.  Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Vice President, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President, Vice President, Secretary or Assistant Secretary, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he shall have ceased to hold such office.

Any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

SECTION 3.           Registration.  The Company shall number and register the Warrant Certificates in the name of the record holder in a register to be maintained by the Company as they are issued by the Company.  The Company may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, absent actual notice to the contrary.

SECTION 4.           Registration of Transfers and Exchanges.  The Company shall register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof accompanied (if so required by it) by a written instrument or instruments of transfer duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney.  Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be canceled by the Company.  Canceled Warrant Certificates shall thereafter be disposed of in a manner satisfactory to the Company.  The acceptance of the new Warrant Certificate by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant Certificate.

The Holder agrees that each certificate representing Warrant Shares will bear the following legend until the Warrant Shares are registered or freely tradeable under the Securities Act of 1933, as amended and the regulations promulgated thereunder:

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Company at its office for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants.  Warrant Certificates surrendered for exchange shall be canceled by the Company.

SECTION 5.           Terms of Warrants, Exercise of Warrants.  Subject to the terms of this Agreement and the Warrant Certificate set forth as Annex A,  the Warrant holder shall have the right, commencing on the date hereof and until 5:00 p.m., Pacific time on April 19, 2009 (the “Exercise Period”), to receive from the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price (defined herein) then in effect for such Warrant Shares in cash or by certified or official bank check payable to the order of the Company, or through exercise of the cashless exercise provisions hereof if available with respect to such exercise.  Each Warrant not exercised prior to 5:00 p.m., Pacific time, on April 19, 2009 (the “Expiration Date”) shall become void and all rights thereunder and all rights in respect thereof under this agreement shall cease as of such time.

A Warrant may be exercised upon surrender to the Company at its principal office of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase duly filled in and signed, and upon payment to the Company of the exercise price (the “Exercise Price”)

which is set forth in the form of Warrant Certificate attached hereto as Annex A as adjusted as herein provided, for the number of Warrant Shares in respect of which such Warrants are then exercised.  For purposes of this Agreement, an “Exercise Date” means the business day on which a Holder tenders by facsimile to the Company an Exercise Notice, together with the payment of the Exercise Price in respect of such exercise (whether or not actual Warrant Certificates have yet been received by the Company.

The Holder may pay the Exercise Price in one of the following manners:

(1)           Cash Exercise.  The Holder may deliver immediately available funds; or

(2)           Cashless Exercise.  If an Exercise Notice is delivered after the first to occur of (1) the date that a registration statement covering the resale of the Warrant Shares is required to be declared effective in accordance with terms of the Registration Rights Agreement (as defined in the Purchase Agreement) or (2) the date that such registration statement is required to have been declared effective in accordance with the Registration Rights Agreement, and a registration statement permitting the Holder to resell the Warrant Shares subject to such exercise is not then effective or the prospectus forming a part thereof is not then available to the Holder for the resale of such Warrant Shares, then the Holder may notify the Company in a form of election to purchase of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the average of the closing prices for the five trading days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

Upon such surrender of Warrants and payment of the Exercise Price the Company shall promptly issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder in the name of the Holder, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants together with cash as provided in SECTION 14; provided, however, that if any consolidation, merger or lease or sale of assets is proposed to be effected by the Company as described in subsection (m) of SECTION 13 hereof, or a tender offer or an exchange offer for shares of Common Stock of the Company shall be made, upon such surrender of Warrants and payment of the Exercise Price as aforesaid, the Company shall, as soon as possible, but in any event not later than two business days thereafter, issue and cause to be delivered the full number of Warrant Shares issuable upon the exercise of such Warrants in the manner described in this sentence together with cash as provided in SECTION 14. Such certificate or certificates shall be deemed to have been issued to the holder of record of such Warrant Shares as of the applicable Exercise Date.

If by the third business day after an Exercise Date the Company fails to deliver the required number of Warrant Shares in the manner set forth above, then the Holder will have the right to rescind such exercise.

If by the third business day after an Exercise Date the Company fails to deliver the required number of Warrant Shares in the manner required above, and if after such third business day and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (B) the closing bid price of the Common Stock at the time of the obligation giving rise to such purchase obligation and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant  as required pursuant to the terms hereof.

The Warrants shall be exercisable, at the election of the Holders, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued pursuant to the provisions of this Section.  All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Company.  Such canceled Warrant Certificates shall then be disposed of by the Company.

SECTION 6.           Mandatory Exercise.  Subject to the provisions of this Section 6, if at any time following the issuance of the Warrant Certificates: (i) the VWAP (as defined below) of the Common Stock for each of 20 consecutive trading days is greater than $3.50 (subject to adjustments due to stock splits, recapitalizations or similar events), (ii) the Warrant Shares are either registered for resale pursuant to an effective registration statement naming the Holders as selling stockholders thereunder (and the prospectus thereunder is available for use by the Holders as to all Warrant Shares) or freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter addressed and in form and substance reasonably acceptable to the Holders and the transfer agent for the Common Stock, during the entire 20 trading day period referenced in (i) above through the expiration of the Call Date as set forth in the Company’s notice pursuant to this Section (the “Call Condition Period”), and (iii) the Company shall have complied in all material respects with its obligations under this Warrant Agreement and the Financing  Documents and the Common Stock shall at all times be listed or quoted on a the Nasdaq National Market or Nasdaq SmallCap Market, then, subject to the conditions set forth in this Section, the Company may, in its sole discretion, elect to require the exercise of all (but not less than all) of the then unexercised portion of the Warrants, on the date that is the 10th day after written notice thereof (a “Call Notice”) is received by the Holders (the “Call Date”) at the address last shown on the records of the Company for the Holders or given by Holders to the Company for the purpose of notice; provided, that the conditions to giving such notice must be in effect at all times during the Call Condition Period or any such Call Notice shall be null and void. The Company agrees that, if and to the extent Section 15 hereof would restrict the ability of a Holder to exercise its Warrants in the event of a delivery of a Call Notice, then notwithstanding anything to the contrary set forth in the Call Notice, the Call Notice shall be deemed automatically amended as to such Holder to apply only to such portion of its Warrants as may be exercised by such Holder by the Call Date in accordance with such Section.  A Holder will promptly (and, in any event, prior to the Call Date) notify the Company in writing following receipt of a Call Notice if Section 15 would restrict its exercise of Warrants, specifying therein the number of Warrant Shares so restricted.  The Company covenants and agrees that it will honor all Exercise Notices tendered through 5:00 p.m. (Pacific time) on the Call Date.  “VWAP” means on any particular trading day or for any particular period, the volume weighted average trading price per share of Common Stock on such date or for such period as reported by the Bloomberg L.P., by any successor performing similar functions.

Upon such surrender of Warrants and payment of the Exercise Price the Company shall promptly issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder in the name of the Holder, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants together with cash as provided in SECTION 14.

SECTION 7.           Registration Rights.  The Company shall register the Warrant Shares for resale under the Securities Act of 1933, as amended, pursuant to the terms and conditions of that certain Registration Rights Agreement dated even date herewith by and among the Company, the Holder and the other “Purchasers” named therein.

SECTION 8.           Payment of Taxes.  Issuance and delivery of certificates for shares of Common Stock upon exercise of a Warrant Certificate shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which such taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 9.           Mutilated or Missing Warrant Certificates.  In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, issue in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, also satisfactory to them.  Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

SECTION 10.         Reservation of Warrant Shares.  The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.  The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose.

Before taking any action which would cause an adjustment pursuant to SECTION 12 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company will take any corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

SECTION 11.         Obtaining Stock Exchange Listings.  The Company will from time to time take all action which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other shares of Common Stock are then listed.

SECTION 12.         Adjustment of Exercise Price and Number of Warrant Shares Issuable.  The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this SECTION 12 but subject in all events to the Company receiving approval from its stockholders in accordance with Nasdaq rules to issue more than 20% of the its stock in connection with the transactions in the Purchase Agreement (including this Warrant Agreement).  For purposes of this SECTION 12, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(a)           Adjustment for Change in Capital Stock.

If the Company:

(1)           pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(2)           subdivides its outstanding shares of Common Stock into a greater number of shares;

(3)           combines its outstanding shares of Common Stock into a smaller number of shares;

(4)           makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

(5)           issues by reclassification of its Common Stock any shares of its capital stock;

then the Exercise Price in effect immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which he would have owned immediately following such action if such Warrant had been exercised immediately prior to such action.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

If after an adjustment a Holder upon exercise may receive shares of two or more classes of capital stock of the Company, the Company shall determine the allocation of the adjusted Exercise Price between the classes of capital stock.  After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section.

Such adjustment shall be made successively whenever any event listed above shall occur.

(b)           Adjustment for Rights Issue.

If the Company distributes any rights, options or warrants to all holders of its Common Stock entitling them to purchase shares of Common Stock at a price per share less than the current market price per share on that record date, the Exercise Price shall be adjusted in accordance with the formula:

O  +  N x P

E’  =   E  x        M

O + N

where:

E’  =        the adjusted Exercise Price.

E  =         the current Exercise Price.

O  =         the number of shares of Common Stock outstanding on the record date.

N  =         the number of additional shares of Common Stock offered.

P  =         the offering price per share of the additional shares.

M  =        the current market price per share of Common Stock on the record date.

The adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants.  If, at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Exercise Price shall be immediately readjusted to what it would have been if “N” in the above formula had been the number of shares actually issued.

This subsection (b) does not apply to any of the transactions described in subsection (a) of this Section.

(c)           Adjustment for Other Distributions.

If the Company distributes to all holders of its Common Stock any of its assets or debt securities or any rights or warrants to purchase debt securities, assets or other securities of the Company, the Exercise Price shall be adjusted in accordance with the formula:

E’  =  E  x    M  –  F

M

where:

E’  =        the adjusted Exercise Price.

E  =         the current Exercise Price.

M  =        the current market price per share of Common Stock on the record date mentioned below.

F  =         the fair market value on the record date of the assets, securities, rights or warrants applicable to one share of Common Stock.  The Board of Directors shall determine the fair market value.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

This subsection (c) does not apply to cash dividends or cash distributions paid out of consolidated current or retained earnings as shown on the books of the Company prepared in accordance with generally accepted accounting principles.  Also, this subsection does not apply to any transaction in subsection (a) or rights, options or warrants referred to in subsection (b) of this SECTION 12.

(d)           Adjustment for Common Stock Issue.

If the Company issues shares of Common Stock for a consideration per share less than the Exercise Price per share on the date the Company fixes the offering price of such additional shares, the Exercise Price shall be adjusted in accordance with the formula:

P

E’  =  E  x    O  +  M

A

where:

E’  =        the adjusted Exercise Price.

E  =         the then current Exercise Price.

O  =         the number of shares outstanding immediately prior to the issuance of such additional shares.

P  =         the aggregate consideration received for the issuance of such additional shares.

M  =        the current market price per share on the date of issuance of such additional shares.

A  =        the number of shares outstanding immediately after the issuance of such additional shares.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

This subsection (d) does not apply to:

(1)             any of the transactions described in subsections (a), (b) or (c) of this SECTION 12,

(2)             the exercise of Warrants, or the conversion or exchange of other securities convertible or exchangeable for Common Stock,

(3)             Common Stock issued to the Company’s employees under bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Common Stock when required by law, if such Common Stock would otherwise be covered by this subsection (d) (but only to the extent that the aggregate number of shares excluded hereby are issued pursuant to new plans (or amendments to existing plans) authorized after the date of this Warrant Agreement),

(4)             Common Stock upon the exercise of rights or warrants issued to the holders of Common Stock,

(5)             Common Stock issued to shareholders of any person which merges into the Company in proportion to their stock holdings of such person immediately prior to such merger, upon such merger,

(6)             Common Stock issued in a bona fide public offering pursuant to a firm commitment underwriting or

(7)             Common Stock issued in a bona fide private placement (except to the extent that any discount from the current market price attributable to restrictions on transferability of the Common Stock, as determined in good faith by the Board of Directors and described in a Board resolution which shall be filed with the Trustee, shall exceed 25%).

(e)           Adjustment for Convertible Securities Issue.

If the Company issues any securities convertible into or exchangeable for Common Stock (other than securities issued in transactions described in subsections (b) and (c) of this SECTION 12) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities less than the current market price per share on the date of issuance of such securities, the Exercise Price shall be adjusted in accordance with this formula:

P

E’  =  E  x     O  +  M

O  +  D

where:

E’  =        the adjusted Exercise Price.

E  =         the then current Exercise Price.

O  =         the number of shares outstanding immediately prior to the issuance of such securities.

P  =         the aggregate consideration received for the issuance of such securities.

M  =        the current market price per share on the date of issuance of such securities.

D  =         the maximum number of shares deliverable upon conversion or in exchange for such securities at the initial conversion or exchange rate.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

If all of the Common Stock deliverable upon conversion or exchange of such securities have not been issued when such securities are no longer outstanding, then the Exercise Price shall promptly be readjusted to the Exercise Price which would then be in effect had the adjustment upon the issuance of such securities been made on the basis of the actual number of shares of Common Stock issued upon conversion or exchange of such securities.

This subsection (e) does not apply to:

(1)             any of the transaction referred to in subsection (a), (b), (c) or (d) of this SECTION 12.

(2)             convertible securities issued to shareholders of any person which merges into the Company, or with a subsidiary of the Company, in proportion to their stock holdings of such person immediately prior to such merger, upon such merger,

(3)             convertible securities issued in a bona fide public offering pursuant to a firm commitment underwriting or

(4)             convertible securities issued in a bona fide private placement (except to the extent that any discount from the current market price attributable to restrictions on transferability of Common Stock issuable upon conversion, as determined in good faith by the Board of Directors and described in a Board resolution, shall exceed 25% of the then current market price).

(f)            Current Market Price.

In subsections (b), (c), (d) and (e) of this SECTION 12 the current market price per share of Common Stock on any date shall be the fair market value per Warrant Share which shall mean (i) if the Common Stock is in the over-the-counter market and not in The Nasdaq National Market nor on any national securities exchange, the average of the per share closing price on the 10 consecutive trading days immediately preceding the date in question, as reported by The Nasdaq Small Cap Market (or an equivalent generally accepted reporting service if quotations are not reported on The Nasdaq Small Cap Market), or (ii) if the Common Stock is traded in The Nasdaq National Market or on a national securities exchange, the average for the 10 consecutive trading days immediately preceding the date in question of the daily per share closing prices in The Nasdaq National Market or on the principal stock exchange on which it is listed, as the case may be.  For purposes of clause (i) above, if trading in the Common Stock is not reported by The Nasdaq Small Cap Market, the applicable closing  price referred to in said clause shall be the last sale price as reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. or, if not reported thereon, as reported in the “pink sheets” published by National Quotation Bureau, Incorporated, and, if such securities are not so reported, shall be the price of a share of Common Stock determined by the Company’s Board of Directors in good faith. The closing price referred to in clauses (i) and (ii) above shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in any case in The Nasdaq Small Cap Market (or the equivalent generally accepted reporting service if quotations are not reported on The Nasdaq Small Cap Market), The Nasdaq National Market or on the national securities exchange on which the Common Stock is then listed in accordance with SECTION 11 of this Agreement.

(g)           Consideration Received.

For purposes of any computation respecting consideration received pursuant to subsections (d) and (e) of this SECTION 10, the following shall apply:

(1)             in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(2)             in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors (irrespective of the accounting treatment thereof), whose determination shall be conclusive, and described in a Board resolution, a copy of which shall be mailed to each holder; and

(3)             in the case of the issuance of securities convertible into or exchangeable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this subsection).

(h)           When De Minimis Adjustment May Be Deferred.

No adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

(i)            All calculations under this Section shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(j)            When No Adjustment Required.

No adjustment need be made for a transaction referred to in subsections (b) or (c) of this SECTION 12 if Warrant holders are to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest.

No adjustment need be made for a change in the par value or no par value of the Common Stock.

To the extent the Warrants become convertible into cash, no adjustment need be made thereafter as to the cash.  Interest will not accrue on the cash.

(k)           Notice of Adjustment.

Whenever the Exercise Price is adjusted, the Company shall provide the notices required by SECTION 14 hereof.

(l)            Voluntary Reduction.

The Company from time to time may reduce the Exercise Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period; provided, however, that in no event may the Exercise Price be less than the par value of a share of Common Stock and in no event may any such reduction apply to less than all of the Warrants then outstanding.

Whenever the Exercise Price is reduced, the Company shall mail to Holders a notice of the reduction.  The Company shall mail the notice at least 15 days before the date the reduced Exercise Price takes effect.  The notice shall state the reduced Exercise Price and the period it will be in effect.

A reduction of the Exercise Price does not change or adjust the Exercise Price otherwise in effect for purposes of this Section 12.

(m)          Notice of Certain Transactions.

If the Company:

(1)             takes any action that would require an adjustment in the Exercise Price pursuant to this SECTION 12 and if the Company does not arrange for Warrant holders to participate pursuant to subsection (i) of this SECTION 12;

(2)             takes any action that would require a supplemental Warrant Agreement pursuant to subsection (m) of this SECTION 12; or

(3)             liquidates or dissolves,

then the Company shall mail to Warrant holders a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution.  The Company shall mail the notice at least 20 days before such date.  Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

(n)           Reorganization of Company.

If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after such transaction if the holder had exercised the Warrant immediately before the effective date of such transaction.  Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental Warrant Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section.  The successor Company shall mail to Warrant holders a notice describing the supplemental Warrant Agreement.  In the event the surviving company to any such transaction does not have a class of securities registered for and trading on the New York Stock Exchange, American Stock Exchange, Nasdaq Stock Market or OTC Bulletin Board, then, at the option of each Holder, such Holder may require that the Company, as a condition precedent to consummating any such transaction, redeem the remaining portion of such Holder’s Warrant for an amount in cash equal to the Black Scholes value of such Warrant.

If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an Affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the supplemental Warrant Agreement.

If this subsection (l) applies, subsections (a), (b), (c), (d) and (e) of this SECTION 12 do not apply.

(o)           When Issuance or Payment May Be Deferred.

In any case in which this  SECTION 12 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price and (ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to SECTION 13; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

(p)           Adjustment in Number of Shares.

Upon each adjustment of the Exercise Price pursuant to this SECTION 12, each Warrant outstanding prior to the making of the adjustment in the Exercise Price shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of shares of Common Stock (calculated to the nearest hundredth) obtained from the following formula:

N’  =  N   x  E

E’

where:

N’  =       the adjusted number of Warrant Shares issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.

N  =         the number or Warrant Shares previously issuable upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.

E’  =        the adjusted Exercise Price.

E  =         the Exercise Price prior to adjustment.

(q)           Form of Warrants.

Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

(r)            Any determination that the Company or its Board of Directors must make pursuant to this SECTION 12 is conclusive (absent manifest error) if made reasonably and in good faith.

SECTION 13.         Fractional Interests.  The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants.  If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented.  If any fraction of a Warrant Share would, except for the provisions of this SECTION 13, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Exercise Price on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

SECTION 14.         Notices to Warrant Holders.  Upon any adjustment of the Exercise Price pursuant to SECTION 12, the Company shall promptly thereafter (i) cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company) setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment in the Exercise Price, upon exercise of a Warrant and payment of the adjusted Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, by first-class mail, postage prepaid.  Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this SECTION 14.

In case:

(a)           the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

(b)           the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in shares of Common Stock or distributions referred to in subsection (a) of SECTION 12 hereof); or

(c)           of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock; or

(d)           of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(e)           the Company proposes to take any action (other than actions of the character described in Section 10(a)) which would require an adjustment of the Exercise Price pursuant to SECTION 12; then the Company shall cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register, at least 20 days (or 10 days in any case specified in clauses (a) or (b) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up.  The failure to give the notice required by this SECTION 14 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

SECTION 15.         Limitations on Exercise.  Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any exercise of a Warrant Certificate (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a merger or other business combination or reclassification involving the Company as contemplated in Section 12 of this Warrant.  This restriction may not be waived, but will expire automatically on the 65th day prior to the Expiration Date.

SECTION 16.         Notices to Company.  Any notice or demand authorized by this Agreement to be given or made by the Company or by a Holder to or on the Company shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by the Company), or by facsimile, as follows:

IMCOR Pharmaceutical Co.
6175 Lusk Boulevard
San Diego, CA  92121
858-410-5602
Attention:  Taffy J. Williams, Ph.D., President

With copy to (other than for Exercise Notices)

Theodore W. Grippo, Esq.
Grippo & Elden, LLC
227 West Monroe Street, Suite 3600
Chicago, IL 60606
312-558-1195

In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal office of the Transfer Agent.

SECTION 17.         Supplements and Amendments.  The Company and the Warrant holders may from time to time supplement or amend this Agreement with the approval of not less than the Holders of at least a majority of all then remaining Warrants.

SECTION 18.         Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 19.         Termination.  This Agreement shall terminate at 5:00 p.m., Pacific time on the Expiration Date, or such earlier date on which all Warrants have been exercised and the Company shall have complied with its obligations as to such exercises.

SECTION 20.         Governing Law; Jurisdiction and Venue.  This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State, provided, however, that if, as a result of the Company’s incorporation in the State of Nevada the corporate laws of that State should govern a particular issue, the internal laws of the State of Nevada shall govern that issue.

SECTION 21.         Transferability and Nonnegotiability of Warrant. The Warrants may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee. Subject to compliance with such laws, title to the Warrants may be transferred by endorsement (by the Holder executing an Assignment Form reasonably acceptable to the Company) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.

SECTION 22.         Exchange of Warrant Upon a Transfer.  On surrender of the Warrant Certificate for exchange, properly endorsed on the Assignment Form and subject to the provisions of this Agreement with respect to compliance with applicable securities laws and with the limitations on assignments and transfers and contained in SECTION 21, the Company at its expense shall issue to or on the order of the Holder a new Warrant Certificate of like tenor, in the name of the Holder or as the Holder may direct, for the number of shares issuable upon exercise hereof.

SECTION 23.         Compliance with Securities Laws.  The Holder agrees that the Holder will not offer, sell or otherwise dispose of this Warrant or any shares of Common Stock to be issued upon exercise hereof except under circumstances that will not result in a violation of the federal or any state securities laws.  Prior to any proposed transfer of this Warrant, the holder thereof shall give written notice to the Company of its intention to effect such transfer.  Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act, whereupon the Holder shall be entitled to transfer this Warrant in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a transfer to one or more partners of the transferor (in the case of a transferor that is a partnership) or to an affiliated corporation (in the case of a transferor that is a corporation).  Each Warrant transferred as above provided shall bear the legend set forth at the beginning of the form Warrant Certificates annexed hereto as Annex A and B, as the case may be.

SECTION 24.         Benefits of This Agreement.  Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Holder and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Holder and the registered holders of the Warrant Certificates.

SECTION 25.         Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

IMCOR Pharmaceutical Co.

By:
Taffy J. Williams, Ph.D., President

By:
Brooks Boveroux, Secretary

[PURCHASER]

By:
Name:
Title:

Annex A

[Form of Warrant Certificate]

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

EXERCISABLE ON OR BEFORE               , 2009

No.	Warrants

Warrant Certificate

IMCOR PHARMACEUTICAL CO.

This Warrant Certificate certifies that [PURCHASER] or registered assigns (“Holder”), is the registered holder of Warrants expiring                 , 2009 (the “Warrants”) to purchase Common Stock, par value $0.001 per share (the “Common Stock”), of IMCOR PHARMACEUTICAL CO., a Nevada corporation (the “Company”).  Each Warrant entitles the Holder upon exercise to receive from the Company at any time from the date hereof and on or before 5:00 p.m. Pacific Time on                   , 2009 (the “Expiration Date”), one fully paid and nonassessable share of Common Stock (a “Warrant Share”) at the initial exercise price (the “Exercise Price”) of $1.00 per share payable in accordance with that certain Warrant Agreement dated as of                        , 2004 (the “Warrant Agreement”) between the Company and the original Holder of this Warrant Certificate upon surrender of this Warrant Certificate and payment of the Exercise Price, in accordance with the terms and conditions set forth herein and in the Warrant Agreement.  The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

No Warrant may be exercised after 5:00 p.m., Pacific Time on the Expiration Date, and to the extent not exercised by such time such Warrants shall become void.

This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York, provided, however, that if, as a result of the Company’s incorporation in the State of Nevada the corporate laws of that State should govern a particular issue, the internal laws of the State of Nevada shall govern that issue.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring on the Expiration Date entitling the Holder on exercise to receive shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), and are issued or to be issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company, the Holder and the Holders.  A copy of the Warrant Agreement may be obtained by the Holder upon written request to the Company.

Warrants may be exercised at any time on or before the Expiration Date.  The Holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon completed and executed, together with payment of the Exercise Price in accordance with the Warrant Agreement.  In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the Holder or its assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price set forth on the face hereof may, subject to certain conditions, be adjusted.  If the Exercise Price is adjusted, the Warrant Agreement provides that the number of shares of Common Stock issuable upon the exercise of each Warrant shall be adjusted.  No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered at the office of the Company by the registered holder thereof may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Company a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company may deem and treat the registered Holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the Holder hereunder, and for all other purposes, and the Company shall not be affected by any notice to the contrary other than as delivered by or on behalf of the Holder.  Neither the Warrants nor this Warrant Certificate entitles the Holder hereof to any rights of a stockholder of the Company.

IN WITNESS WHEREOF, IMCOR Pharmaceutical Co. has caused this Warrant Certificate to be signed by its President and by its Secretary.

Dated:	, 2004

IMCOR PHARMACEUTICAL CO.

By:
Name: Taffy J. Williams, Ph.D.
Title: President

By:
Name: Brooks Boveroux
Title: Secretary

[EXERCISE NOTICE]

The undersigned hereby elects to exercise the right, represented by this Warrant Certificate, to receive                    shares of Common Stock and herewith and tenders payment for such shares in cash, by certified or official bank check payable or through the use of the cashless exercise provisions of the Warrant Agreement relating to this Exercise Notice, in accordance with the Warrant Agreement.

The undersigned requests that a certificate for such shares be registered in the name of                      , whose address is                                                                                 and that such shares be delivered to                      whose address is                                                                                .  If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of                     , whose address is                                                                 and that such Warrant Certificate be delivered to                     , whose address is                     .

Dated:

Signature:
(Signature must confirm in all respects to name of holder as specified on the face of the Warrant Certificate.)